Exhibit 99.1

FOR IMMEDIATE RELEASE

May 13, 2011

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President & CEO	Executive Vice President & CFO

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Stockholders Approve Acquisition

DANVERS, MA (May 13, 2011) — Stockholders of Danvers Bancorp, Inc. (“Danvers”) (NASDAQ: DNBK) voted today to approve the merger of Danvers into and with People’s United Financial, Inc. (“People’s United”) (Nasdaq: PBCT).

“We are grateful for our stockholders’ overwhelming support for this merger,” said Kevin T. Bottomley, President and Chief Executive Officer of Danvers.

The date of the closing, which cannot take place until all applicable regulatory approvals have been received and in any event no sooner than the 15th day following approval of the merger by the Office of Thrift Supervision, has not yet been determined.  People’s United and Danvers will issue a supplemental press release once more definite information about the closing date and the deadline for Danvers stockholders to make elections regarding the form of merger consideration to be received in connection with the merger is known.

About Danvers Bancorp, Inc.

Danversbank is a wholly-owned subsidiary of Danvers Bancorp, Inc., a holding company with approximately $2.9 billion in total assets. Danvers Bancorp, Inc., through Danversbank, offers a wide range of commercial and retail banking services, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, treasury management, debit and credit card products, online banking, and investment management services. Danversbank operates a total of 28 branches in the following communities: Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester-by-the-Sea, Middleton, Needham, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Waltham, Wilmington, and Woburn, Massachusetts.

About People’s United Financial, Inc.

People’s United Bank is a subsidiary of People’s United Financial, Inc., a diversified financial services company with $25 billion in assets. People’s United Bank, founded in 1842, provides consumer, commercial and wealth management services through nearly 340 branches in Connecticut, Vermont, New York, New Hampshire, Maine and Massachusetts. Through additional subsidiaries, People’s United provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

Forward-Looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Danvers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Danvers Bancorp, Inc. does not undertake a duty to update any forward-looking statements in this press release.